UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/16/2011

Oxygen Biotherapeutics, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34600

Delaware	26-2593535
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

ONE Copley Parkway, Suite 490
Morrisville, NC 27560
(Address of principal executive offices, including zip code)

919-855-2100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

The information set forth in Item 3.02 of this Current Report on Form 8-K is incorporated by reference in this Item 1.01.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 3.02 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 3.02.    Unregistered Sales of Equity Securities

On June 16, 2011, Oxygen Biotherapeutics, Inc. (the "Company") entered into a Convertible Note and Warrant Purchase Agreement (the "Purchase Agreement") with an institutional investor (the "Purchaser"), pursuant to which the Company agreed to issue and sell to the Purchaser in a private placement (the "Transaction") a subordinated convertible promissory note (the "Note") with a principal amount of $4,600,000 and warrants (the "Warrants") to purchase an aggregate of 2,039,911 shares of the Company's common stock, par value $0.0001 per share ("Common Stock"). The Transaction is being made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 thereunder. Upon consummation, the aggregate gross proceeds to the Company from the Transaction are expected to be $4,600,000, excluding any proceeds from the exercise of any Warrants, and the aggregate placement agent fees are expected to be approximately $276,000.

Interest on the Note will accrue at a rate of 15% annually and will be paid in quarterly installments commencing on the third month anniversary of issuance. The Note will mature 36 months from the date of issuance. The Note may be converted into shares of Common Stock at a conversion price of $2.255 per share (subject to adjustment for stock splits, dividends and combinations, recapitalizations and the like) (the "Conversion Price") at any time, in whole or in part, at any time at the option of the holder(s) of the Note. The Note also will automatically convert into shares of Common Stock at the Conversion Price at the election of a majority-in-interest of the holders of notes issued under the Purchase Agreement or upon the acquisition or sale of all or substantially all of the assets of the Company. The Company may make each applicable interest payment or payment of principal in cash, shares of Common Stock at the Conversion Price, or any combination thereof. The Company may elect to prepay all or any portion of the Note without prepayment penalties only with the approval of a majority-in-interest of the note holder(s) under the Purchase Agreement at the time of the election.   The Note contains various events of default such as failing to timely make any payment under the Note when due, which may result in all outstanding obligations under the Note becoming immediately due and payable.

The Warrants will be issued in three approximately equal tranches, with exercise prices of $2.15, $2.60 and $2.85, respectively, per share of Common Stock (in each case subject to adjustment for stock splits, dividends and combinations, recapitalizations and the like). The Warrants are exercisable on or after the date of issuance and expire on the earlier to occur of the five year anniversary of the date of issuance or an acquisition or sale of all or substantially all of the assets of the Company. The exercise prices of shares of Common Stock underlying the Warrants are subject to adjustment in the event of future issuances of Common Stock or equivalents by the Company at a price less than the applicable exercise price, but in no event shall a Warrant exercise price be adjusted to less than $2.255 per share (subject to adjustment for stock splits, dividends and combinations, recapitalizations and the like) of Common Stock.

Item 8.01.    Other Events

On June 22, 2011, the Company issued a press release announcing the Transaction described above under Item 3.02 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d)         Exhibits

EXHIBIT NO.        DESCRIPTION

        99.1            Press release dated June 22, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oxygen Biotherapeutics, Inc.

Date: June 22, 2011	By:	/s/ Chris Stern
Chris Stern
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release dated June 22, 2011